Exhibit 99.1

Media:	Financial Media and Analysts:
Heather Woolford, gkv	Russell Allen, Director — Planning & IR
Office (410) 234-2519/Cell (410) 375-2334	(704) 557-8219
heather.woolford@gkv.com	Joe Calabrese, Financial Relations Board
(212) 827-3772

IMMEDIATE RELEASE
October 13, 2009
Lance, Inc. Announces Completion of
Acquisition of Stella D’oro Brand
Charlotte, NC, — October 13, 2009 — Lance, Inc. (Nasdaq-GS: LNCE) today reported that it has completed the previously announced purchase of the Stella D’oro brand as well as certain manufacturing equipment and inventory from Stella D’oro Biscuit Co., Inc. Terms of the purchase agreement were not disclosed. Lance used available liquidity under its current credit facilities to fund the acquisition.
Established in 1932, Stella D’oro is a leading brand in the specialty cookie segment with a rich heritage and strong brand equity. Stella D’oro products include shelf stable cookies, breakfast treats, breadsticks and biscotti that are sold in grocery stores and mass merchants throughout the United States, with a high concentration in the Northeast and Southeast regions of the country.
About Lance, Inc.
Lance, Inc., headquartered in Charlotte, NC, manufactures and markets snack foods throughout much of the United States and other parts of North America. The Company’s products include sandwich crackers and cookies, potato chips, crackers, cookies, other snacks, sugar wafers, nuts, restaurant style crackers and candy. Lance has manufacturing facilities in North Carolina, Iowa, Georgia, Massachusetts, Texas, Florida, Ohio, and Ontario, Canada. Products are sold under the Lance, Cape Cod, Tom’s, and Archway brand names along with a number of private label and third party brands. The Company’s products are distributed through its direct-store-delivery system, a network of independent distributors and direct shipments to customer locations. Products are distributed widely through grocery and mass merchant stores, convenience stores, club stores, food service outlets and other channels.
This news release contains statements which may be forward looking within the meaning of applicable securities laws. The statements may include projections regarding future earnings and results which are based upon the Company’s current expectations and assumptions, which are subject to a number of risks and uncertainties. Factors that could cause actual results to differ, including price competition and industry consolidation, increases in cost or availability of ingredients, product price increase impact on total revenue, risks from large customers, changes in consumer preferences, implementation of a new information system, product recalls or safety concerns, food industry and regulatory factors, acquisition and divestiture risks, ability to execute strategic initiatives, interest rate, foreign exchange rate and credit risks, natural disasters or catastrophic events and current economic conditions are discussed in the Company’s most recent Form 10-K filed with the Securities and Exchange Commission.